Exhibit 99.1

For more information contact
Media:
Alejandra Diaz
Phone 713.207.3419
Investors:
Dave Mordy
Phone 713.207.6500
For Immediate Release	Page 1 of 3

CenterPoint Energy electric unit files to change electric

delivery base rates for Houston-area customers

•	Filing seeks recovery of continued system-wide investments in the safety, reliability and resiliency of the electric grid for all customers
•	Continued growth in Houston area has resulted in the addition of nearly 400,000 customers since last change to base rates
•	Investments also include innovative technology to enhance customer support and service
•	Proposed change in base rates includes costs for restoration efforts related to Hurricane Harvey not yet recovered

Houston – April 5, 2019 – CenterPoint Energy’s electric transmission and distribution business, CenterPoint Energy Houston Electric (CEHE), today announced that it has filed a request with the Public Utility Commission of Texas (PUCT) and the cities in its service area to increase the base rate for delivery charges effective at the conclusion of the review by the PUCT. CEHE last filed for a base rate increase on June 30, 2010.

If approved in full by the PUCT, the proposed base rate increase would total approximately $161 million in adjusted current annual revenues. State law provides the PUCT with 185 days to review and decide on the filing.

“Our proposed change to the base rate portion of the customer’s bill is primarily driven by necessary capital investments to support electric delivery system safety, reliability, resiliency and service for the 2.4 million metered customers across our 5,000-square-mile service territory,” said Tracy Bridge, executive vice president and president of CenterPoint Energy’s Electric Division. “At the same time, we have also made investments to support the continued growth across our area that has resulted in the addition of nearly 400,000 customers since our last base rate increase. Finally, the change to the base rate also includes the recovery of approximately $64 million in costs related to Hurricane Harvey that have not yet been reflected in current rates.

“We strive to keep base rate changes as low as possible and minimize the impact on customers. As part of the filing, we are requesting to continue returning the benefits of the Tax Cuts and Jobs Act of 2017 through a separate rider that will provide approximately $97 million to customers over the next three years.”

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For more information contact
Media:
Alejandra Diaz
Phone 713.207.3419
Investors:
Dave Mordy
Phone 713.207.6500
For Immediate Release	Page 2 of 3

CEHE’s transmission and distribution charges in this case currently represent approximately 37 percent of the monthly bill that residential customers using 1,000 kilowatt hours (kWh) per month pay to their Retail Electric Provider (REP), which is the company that sends customers their electric bills. Any changes to CEHE’s delivery rate would be included in the billing to the REP. The REP would then determine whether those changes would be passed on to their end-use customers.

If the increase supported by CEHE’s filing is approved in full and passed through to the consumer by their REP, the impact to a residential customer using 1,000 kWh per month would be $2.38 per month.

The filing is also requesting permission to install voltage regulation battery technology, when necessary and cost effective, to reliably connect planned renewable energy generation projects in its service territory. In addition, CEHE is requesting an amendment to its Facilities Extension Policy to facilitate the development of public electric vehicle (EV) charging stations by reducing the financial contribution required to extend electric service to the charging stations.

Finally, CEHE is requesting a Return on Equity of 10.4 percent and to put in place a capital structure of 50 percent equity and 50 percent long-term debt in response to its increased capital investment and the continued impact of the Tax Cuts and Jobs Act of 2017.

“We believe that a fiscally healthy utility is good for customers, shareholders and the state of Texas,” added Bridge. “A competitive authorized return and more appropriate capital structure will continue to allow the company to attract low cost debt capital.”

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “target,” “will” or other similar words are intended to identify forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual events and results may differ materially from those expressed or implied by these forward-looking statements. Any statements in this news release regarding future events, such as future regulatory decisions and actions on the filing and the impact of such actions, the proposed rate increases and anticipated impact to customers, the expected capital structure and benefits derived therefrom and any other statements that are not historical facts are forward-looking statements. Each forward-looking statement contained in this news release speaks only as of the date of this release. Factors that could affect actual results include timing and impact of future regulatory and legislative decisions, weather variations, changes in business plans and other factors discussed in CenterPoint Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and other reports CenterPoint Energy or its subsidiaries may file from time to time with the Securities and Exchange Commission.

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For more information contact
Media:
Alejandra Diaz
Phone 713.207.3419
Investors:
Dave Mordy
Phone 713.207.6500
For Immediate Release	Page 3 of 3

Headquartered in Houston, Texas, CenterPoint Energy, Inc. is an energy delivery company with regulated utility businesses in eight states and a competitive energy businesses footprint in nearly 40 states. Through its electric transmission & distribution, power generation and natural gas distribution businesses, the company serves more than 7 million metered customers in Arkansas, Indiana, Louisiana, Minnesota, Mississippi, Ohio, Oklahoma and Texas. CenterPoint Energy’s competitive energy businesses include natural gas marketing and energy-related services; energy efficiency, sustainability and infrastructure modernization solutions; and construction and repair services for pipeline systems, primarily natural gas. The company also owns 54.0 percent of the common units representing limited partner interests in Enable Midstream Partners, LP, a publicly traded master limited partnership that owns, operates and develops strategically located natural gas and crude oil infrastructure assets. With approximately 14,000 employees and nearly $29 billion in assets, CenterPoint Energy and its predecessor companies have been in business for more than 150 years. For more information, visit CenterPointEnergy.com.

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